RenaissanceRe Expects to Record Fourth Quarter Charges

The Company Anticipates Profitable Fourth Quarter and Full Year Results

Pembroke, Bermuda, January 16, 2008 - RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced it expects to record two charges impacting its results for the fourth quarter of 2007, comprised of:

  A charge which would result in a full reduction of the Company's carried value in ChannelRe, which was $126.7 million at September 30, 2007; and
  A $55.0 million charge to increase IBNR reserves for sub-prime-related exposures in the casualty clash reinsurance book of business.

Reduction in Carried Value of ChannelRe

The Company anticipates recording a charge related to its investment in ChannelRe Holdings Ltd. ("ChannelRe"), a privately held financial guaranty reinsurer. The charge arises principally from ChannelRe's estimate of its fourth quarter unrealized mark-to-market losses from financial guaranty contracts accounted for as derivatives under generally accepted accounting principles, based on information recently furnished to ChannelRe by its sole cedant. ChannelRe has informed the Company that these mark-to-market charges will contribute to a fourth quarter loss exceeding its GAAP shareholders' equity. The Company accounts for its 32.7% interest in ChannelRe under the equity method of accounting, and its share of these charges results in a reduction in its carried value of ChannelRe to $nil. RenaissanceRe's charge, which represents the Company's full economic exposure to ChannelRe, will be reflected in the Company's net income and book value per share, but will not be reflected in operating income.

Reserve Increase in Casualty Clash Reinsurance Book

The Company expects to increase its incurred but not reported ("IBNR") reserves in its Reinsurance segment by $55.0 million to reflect estimated losses associated with exposure to sub-prime casualty losses.  Typically, casualty clash reinsurance provides coverage for casualty losses stemming from an aggregation of losses from a single event.  This provision will be reflected in the Company's net income and book value per share, as well as the Company's operating income.

Earnings to Be Reported on February 5, 2008

The Company anticipates reporting profitable results for the fourth quarter of 2007 and the full year, inclusive of these charges. The Company expects to issue its earnings release and financial supplement following the close of market on Tuesday, February 5, 2008.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company's business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by the Company's subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q for the quarters ending March 31, 2007, June 30, 2007 and September 30, 2007.
Investor Contact: Fred R. Donner Executive Vice President RenaissanceRe Holdings Ltd. (441) 295-4513	Media Contact: David Lilly or Dawn Dover Kekst and Company (212) 521-4800